 Table of Contents

Exhibit 99

May 22, 2006

CBS CORPORATION TO SELL PARAMOUNT PARKS TO CEDAR FAIR, L.P.
FOR $1.24 BILLION IN CASH

CBS Corporation (NYSE: CBS.A and CBS) announced today that it has reached agreement to sell its Paramount Parks operation to Cedar Fair, L.P. (NYSE: FUN) for $1.24 billion in cash. The transaction is subject to customary conditions, including regulatory and other approvals, and is expected to close during the third quarter.

‘‘We’re very pleased with the value we received from the sale of this terrific asset,’’ said Leslie Moonves, President and CEO, CBS Corporation. ‘‘I want to thank the management and employees of Paramount Parks for their contributions to the parks division and to CBS Corporation.’’

The Company announced its intention to divest Paramount Parks on January 26. Paramount Parks will remain in full operation throughout the divestiture process.

CBS Corporation (NYSE: CBS.A and CBS) is a mass media company with constituent parts that reach back to the beginnings of the broadcast industry, as well as newer businesses that operate on the leading edge of the media industry. The Company, through its many and varied operations, combines broad reach with well-positioned local businesses, all of which provide it with an extensive distribution network by which it serves audiences and advertisers in all 50 states and key international markets. It has operations in virtually every field of media and entertainment, including broadcast television (CBS and UPN), cable television (Showtime and CSTV Networks), local television (CBS Television Stations), television production and syndication (CBS Paramount Television and King World), radio (CBS Radio), advertising on out-of-home media (CBS Outdoor), publishing (Simon & Schuster), theme parks (Paramount Parks), digital media (CBS Digital Media Group and CSTV Networks) and consumer products (CBS Consumer Products). In Fall 2006, UPN will cease operations and The CW, a new fifth broadcast television network, will launch as a joint venture between CBS Corporation and Warner Bros. Entertainment. For more information, log on to www.cbscorporation.com

*    *    *

Press Contact:
            Dana McClintock                                    212/975-1077                                dlmcclintock@cbs.com